Exhibit 99.1

Immediately	MEDIA Jim Fitzwater (215) 299-6633	INVESTOR RELATIONS: Eric Norris (215) 299-6538

FMC Corporation Announces Third Quarter Results

PHILADELPHIA, October 26, 2004 — FMC Corporation (NYSE: FMC) today reported third quarter 2004 net income of $32.7 million or $0.87 per diluted share versus a loss of $3.4 million or $0.10 per share in the third quarter of 2003. Earnings in the prior-year quarter included restructuring and other charges that totaled $0.57 per share relating primarily to the Astaris restructuring. Third quarter 2004 revenue of $497.5 million was up six percent as compared with $470.5 million in the year-earlier quarter.

According to William G. Walter, FMC chairman, president and chief executive officer: “Once again, we exceeded our expectations due to continued strength in our Agricultural Products business. Ag’s performance was driven by higher sales in Brazil and improved product mix. Stronger than expected earnings in Industrial Chemicals were offset by weaker results in Specialty Chemicals, largely due to the timing of plant outages and several one-time impacts in both segments. With the strength of our third quarter results, we remain confident in our ability to deliver on our full-year earnings expectation.”

Revenue in Agricultural Products was $164.1 million, an increase of 6 percent from the prior-year quarter. The sales increase was driven primarily by Brazil where market conditions remain strong. Sales in North America were relatively flat as a result of yet another year of low pest pressure. The balance of segment sales was similar to the prior-year period. Segment earnings before interest and taxes (“segment earnings”) of $31.1 million were up 29 percent versus the third quarter of 2003 due to increased sales and improved product mix.

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Page 2/FMC Announces Third Quarter Earnings

Revenue in Specialty Chemicals was $134.8 million, an increase of 7 percent versus the prior-year quarter. The BioPolymer business accounted for more than half of the increase as a result of stronger microcrystalline cellulose volume in the pharmaceutical market, improved mix in the food ingredients market and favorable foreign currency translation. Increased lithium sales benefited from improved industrial demand in North America and strong battery market demand in Asia. Segment earnings of $19.7 million were down 15 percent from the third quarter of 2003 due to the BioPolymer business, where spending on growth initiatives, a slower-than-expected plant turnaround following routine maintenance and continuing high raw material costs unfavorably impacted earnings.

Revenue in Industrial Chemicals was $199.5 million, an increase of 4 percent from the prior-year quarter. Higher sales at Foret and in the alkali business drove the increase. Foret’s sales benefited from higher selling prices in phosphates and peroxygens as well as favorable foreign currency translation. Increased sales in the alkali business resulted from strong growth in soda ash export volumes and higher domestic selling prices. Sales for the domestic peroxygens business were relatively flat as volume growth in hydrogen peroxide was offset by unfavorable product mix. Segment earnings of $21.2 million nearly tripled versus the third quarter of 2003 as a result of higher sales, the timing of several plant outages and improved affiliate earnings. Affiliate earnings increased primarily due to the benefits of the Astaris restructuring and the favorable impact of a contract settlement.

Corporate expense of $9.5 million was up slightly from $9.3 million in the third quarter of 2003. Interest expense, net, was $19.9 million, down from $23.0 million in the prior-year period due to lower interest rates and debt levels. On September 30, 2004, gross consolidated debt was $1,053.1 million, and debt, net of cash, was $730.7 million. For the quarter, depreciation and amortization was $33.3 million, and capital expenditures were $19.1 million.

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Page 3/FMC Announces Third Quarter Earnings

Nine Months Results

Revenue was $1,537.5 million, an increase of 9 percent as compared with $1,414.5 million in the prior-year period. Net income was $68.9 million, more than three times higher than net income of $20.2 million in the year-earlier period. Net income in the current period included restructuring and other charges and a charge to discontinued operations that totaled $20.3 million after-tax, whereas net income in the prior-year period included restructuring and other charges that totaled $20.2 million.

Revenue in Agricultural Products was $530.5 million, an increase of 16 percent versus the prior-year period. Higher insecticide sales accounted for nearly three quarters of the increase and were driven by strong performance in Latin America, particularly Brazil. Increased herbicide sales resulted from the combination of new labels and our focused market efforts in Europe, strong early season demand in North America and slightly improved market conditions in Asia. Solid performance in non-crop markets and favorable foreign currency translation also contributed to the sales growth. Segment earnings were $98.8 million, an increase of 75 percent versus the first nine months of 2003, due to higher sales, lower manufacturing costs and improved product mix.

Revenue in Specialty Chemicals was $411.1 million, an increase of 5 percent versus the prior-year period. The BioPolymer business accounted for most of the revenue increase with higher volumes in the pharmaceutical market and favorable foreign currency translation. Revenue in the lithium business was up modestly from the prior-year period as the benefits of increased sales into the battery market and favorable foreign currency translation were partially offset by lower sales into the pharmaceutical market. Segment earnings of $74.4 million decreased four percent versus the year-earlier period due to the impact of higher raw material costs and third quarter spending on BioPolymer growth initiatives, partially offset by higher sales and favorable foreign currency translation.

Page 4/FMC Announces Third Quarter Earnings

Revenue in Industrial Chemicals was $599.2 million, an increase of 5 percent versus the prior-year period. Improved Foret sales resulted from generally higher selling prices and favorable foreign currency translation. Higher alkali sales were driven by strong volume growth in export markets and improved domestic selling prices, partially offset by weaker export prices. Lower domestic peroxygen sales resulted from an unfavorable mix and lower persulfate prices, somewhat offset by improved volumes. Segment earnings of $38.9 million were up 54 percent versus the year-earlier period as the benefit of generally higher selling prices, higher volumes and improved affiliate earnings were partly offset by higher energy and transportation costs and lower soda ash export prices.

Corporate expense of $28.6 million was up from $26.2 million in the year-earlier period. Interest expense, net, was $60.9 million, down from $71.7 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $100.0 million, and capital expenditures were $49.9 million.

Page 5/FMC Announces Third Quarter Earnings

Outlook

Regarding outlook and guidance, Walter said: “We expect full year earnings before restructuring and other charges of between $3.15 and $3.25 per diluted share, which implies fourth quarter earnings of between $0.79 and $0.89 per share. Fourth quarter earnings for Agricultural Products will be down both sequentially and on a year-over-year basis due to a shift of North America demand into 2005, closer to the time of use. Significantly higher sequential earnings in Specialty Chemicals, resulting from the absence of plant turnarounds and one-time spending, will be partially offset by lower sequential earnings in Industrial Chemicals, due to the timing of several plant outages.

In addition, we have increased our expectations for net debt reduction in 2004 to approximately $100 million, driven by higher earnings, the increased use of vendor financing in Brazil and lower-than-expected spending on fixed asset additions and Pocatello remediation.”

The Company has provided additional details concerning this earnings release on the web at http://ir.fmc.com including: details on the 2004 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

Page 6/FMC Announces Third Quarter Earnings

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC will conduct its third quarter conference call at 2:00 p.m. EDT on October 27, 2004. This event will be available live and as a replay on the web at http://ir.fmc.com.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$497.5	$470.5	$1,537.5	$1,414.5
Costs of sales and services	355.6	344.4	1,110.8	1,040.3
Selling, general and administrative expenses	60.4	57.2	186.7	174.3
Research and development expenses	22.5	20.1	67.1	62.2
Restructuring and other charges (gains)	0.4	(8.9)	2.7	(8.9)

Total costs and expenses	438.9	412.8	1,367.3	1,267.9

Income from operations	58.6	57.7	170.2	146.6
Equity in loss (earnings) of affiliates	(3.8)	48.8	6.2	57.5
Minority interests	1.1	0.4	2.1	1.5
Interest expense, net	19.9	23.0	60.9	71.7

Income (loss) from continuing operations before income taxes	41.4	(14.5)	101.0	15.9
Provision (benefit) for income taxes	8.1	(11.1)	19.6	(4.3)

Income (loss) from continuing operations	33.3	(3.4)	81.4	20.2
Discontinued operations, net of income taxes	(0.6)	—	(12.5)	—

Net income (loss)	$32.7	$(3.4)	$68.9	$20.2

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.91	$(0.10)	$2.26	$0.57
Discontinued operations	(0.02)	—	(0.35)	—

Basic earnings (loss) per common share	$0.89	$(0.10)	$1.91	$0.57

Average number of shares used in basic earnings (loss) per share computations	36.5	35.2	36.0	35.2

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.88	$(0.10)	$2.19	$0.57
Discontinued operations	(0.01)	—	(0.33)	—

Diluted earnings (loss) per common share	$0.87	$(0.10)	$1.86	$0.57

Average number of shares used in diluted earnings (loss) per share computations	37.8	35.2	37.1	35.6

Other Data:
Capital spending	$19.1	$20.2	$49.9	$59.2
Depreciation and amortization	$33.3	$31.3	$100.0	$92.7

For the three months ended September 30, 2003 the weighted average shares, assuming conversion of stock options, would have increased an additional 350,000 shares. These additional shares were not included in the computation of diluted earnings per share because their inclusion would have had an antidilutive effect on the computation.

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$497.5	$470.5	$1,537.5	$1,414.5
Costs of sales and services	355.6	344.4	1,110.8	1,040.3
Selling, general and administrative expenses	60.4	57.2	186.7	174.3
Research and development expenses	22.5	20.1	67.1	62.2

Total costs and expenses	438.5	421.7	1,364.6	1,276.8
Income from operations	59.0	48.8	172.9	137.7
Equity in loss (earnings) of affiliates	(4.6)	3.9	(6.0)	12.6
Minority interests	1.1	0.4	2.1	1.5
Interest expense, net	19.9	23.0	60.9	71.7

Income from continuing operations before income taxes, excluding restructuring and other charges	42.6	21.5	115.9	51.9
Provision for income taxes	9.9	4.7	26.7	11.5

After-tax income from continuing operations, excluding restructuring and other charges	$32.7	$16.8	$89.2	$40.4

Basic after-tax income from continuing operations per share, excluding restructuring and other charges	$0.90	$0.48	$2.48	$1.15

Average number of shares used in basic after-tax income per share computations	36.5	35.2	36.0	35.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other charges	$0.87	$0.47	$2.40	$1.14

Average number of shares used in diluted after-tax income per share computations	37.8	35.6	37.1	35.6

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss) (GAAP)	$32.7	$(3.4)	$68.9	$20.2
Discontinued operations, net of income taxes (GAAP)	0.6	—	12.5	—
Restructuring and other charges, before tax *	1.2	36.0	14.9	36.0
Tax adjustments, after tax**	(1.3)	—	(1.3)	—
Tax effect of restructuring and other charges	(0.5)	(15.8)	(5.8)	(15.8)

After-tax income from continuing operations, excluding restructuring and other charges (Non-GAAP)	$32.7	$16.8	$89.2	$40.4

Diluted earnings (loss) per common share (GAAP)	$0.87	$(0.10)	$1.86	$0.57
Discontinued operations per diluted share (GAAP)	0.01	—	0.33	—
Restructuring and other charges per diluted share, before tax	0.03	1.01	0.40	1.01
Tax adjustments per diluted share, after tax	(0.03)	—	(0.04)	—
Tax effect of restructuring and other charges per diluted share	(0.01)	(0.44)	(0.15)	(0.44)

Diluted after-tax income from continuing operations per share, excluding restructuring and other charges (Non-GAAP)	$0.87	$0.47	$2.40	$1.14

Average number of shares used in diluted after-tax income from continuing operations per share computations	37.8	35.6	37.1	35.6

*	Restructuring and other charges includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. FMC’s share of such charges are included in “Equity in loss of affiliates” and were $0.8 million and $12.2 million, before tax, for the three and nine months ended September 30, 2004 and $44.9 million, before tax, for the three and nine months ended September 30, 2003 respectively.

**	Internal Revenue Service refunds received in the amount of $1.9 million ($1.3 million after tax) related to prior years.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
Agricultural Products	$164.1	$154.1	$530.5	$457.3
Specialty Chemicals	134.8	125.6	411.1	391.3
Industrial Chemicals	199.5	192.0	599.2	569.2
Eliminations	(0.9)	(1.2)	(3.3)	(3.3)

	$497.5	$470.5	$1,537.5	$1,414.5

Income from continuing operations before income taxes
Agricultural Products	$31.1	$24.1	$98.8	$56.6
Specialty Chemicals	19.7	23.3	74.4	77.7
Industrial Chemicals	21.2	7.9	38.9	25.2

Segment operating profit	72.0	55.3	212.1	159.5
Corporate	(9.5)	(9.3)	(28.6)	(26.2)
Other income (expense), net	0.1	(0.2)	(5.4)	(5.4)

Operating profit from continuing operations before restructuring and other charges, interest expense, net and affiliate interest expense	62.6	45.8	178.1	127.9
Restructuring and other charges (a)	(1.2)	(36.0)	(14.9)	(36.0)
Interest expense, net	(19.9)	(23.0)	(60.9)	(71.7)
Affiliate interest expense (b)	(0.1)	(1.3)	(1.3)	(4.3)

Income from continuing operations before income taxes	$41.4	$(14.5)	$101.0	$15.9

(a)	Restructuring and other charges for the three months ended September 30, 2004 related to Industrial Chemicals ($0.5 million) and Agricultural Products ($0.7 million). Restructuring and other charges for the nine months ended September 30, 2004 related to Industrial Chemicals ($11.2 million), Agricultural Products ($3.3 million), Specialty Chemicals ($0.5 million) and Corporate ($0.1 million gain). Restructuring and other charges for the three and nine months ended September 30, 2003 related to Industrial Chemicals ($31.2) and Specialty Chemicals ($4.8 million).

(b)	FMC’s share of interest expense of the phosphorus joint venture. The equity in loss of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$185.2	$57.0
Restricted cash	137.2	136.9
Trade receivables, net	482.8	478.2
Inventories	168.6	192.6
Other current assets	121.4	112.1
Deferred income taxes	18.5	32.9

Total current assets	1,113.7	1,009.7
Property, plant and equipment, net	1,079.8	1,128.1
Goodwill	153.8	156.3
Deferred income taxes	351.2	322.2
Other long - term assets	183.4	212.5

Total assets	$2,881.9	$2,828.8

Short - term debt	$21.2	$13.8
Current portion of long - term debt	63.3	3.0
Accounts payable, trade and other	239.3	299.5
Guarantees of vendor financing	73.2	44.3
Accrued pensions and other post-retirement benefits, current	13.2	13.7
Other current liabilities	350.0	353.2

Total current liabilities	760.2	727.5
Long-term debt	968.6	1,033.4
Long-term liabilities	452.0	479.6
Stockholders’ equity	701.1	588.3

Total liabilities and stockholders’ equity	$2,881.9	$2,828.8

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine months ended September 30,
	2004	2003
Cash provided by operating activities	$160.9	$174.7

Cash required by discontinued operations	(18.9)	(14.7)

Cash provided (required) by investing activities:
Capital spending	(49.9)	(59.2)
Financing commitments to Astaris	(35.5)	(47.5)
Other investing activities	4.4	19.5

	(81.0)	(87.2)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	—	—
Increase (decrease) in short-term debt	7.4	(38.6)
Net decrease in restricted cash	(0.4)	137.2
Repayment of long-term debt, net of increased borrowings	(5.8)	(146.0)
Other financing activities	67.6	25.0

	68.8	(22.4)

Effect of exchange rate changes on cash	(1.6)	13.1

Increase in cash and cash equivalents	128.2	63.5
Cash and cash equivalents, beginning of year	57.0	89.6

Cash and cash equivalents, end of period	$185.2	$153.1

Attachment 6 of 6